Exhibit 99.1

Pfizer (PFE) and OWC Pharmaceutical (OWCP)

Pfizer (PFE) to partner with OWC Pharmaceutical (OWCP) in new psoriasis and migraine cannabinoid-based therapy trials.

Our source at Pfizer tells us that executives there strongly believe that Pfizer needs to increase it's cannabinoid pipeline to stay abreast of other big pharmaceutical companies who are now entering this sector.
Source tells us that the new Pfizer agreement is a direct result of newly appointed OWCP Board of Directors Dr. Stanley Hirsch extensive contacts in the field. Official details of the agreement are anticipated to be released in October due to NDA currently in place while all the i's and T's are crossed.

Check back for updates.
Shares of OWCP finished lower, down over 7.5% at the close of Friday's session